ORION ENGINEERED CARBONS

Exhibit 99.1	INVESTOR CONTACT: Wendy Wilson Investor Relations +1 281-974-0155
Orion Engineered Carbons Announces
Full Year and Fourth Quarter 2022 Financial Results

HOUSTON—February 16, 2023—Orion Engineered Carbons (NYSE: OEC), a specialty chemical company, today announced financial results for the full year and fourth quarter of 2022.
Full Year 2022 Highlights
•Net sales of $2,030.9 million, up $484.1 million, year over year
•Net income of $106.2 million, down $28.5 million, year over year. Prior year included the Evonik cash settlement of $79.5 million
•Diluted EPS of $1.73, down $0.48, year over year. Prior year included the Evonik cash settlement of $1.30 per share
•Adjusted Diluted EPS1 of $1.96, up $0.23, year over year.
•Record Adjusted EBITDA1 of $312.3 million, up $43.9 million, year over year
Fourth Quarter 2022 Highlights
•Net sales of $462.1 million, up $69.4 million, year over year
•Net income of $12.2 million, up $11.1 million, year over year
•Diluted EPS of $0.20, up $0.19, year over year
•Adjusted Diluted EPS1 of $0.26, up $0.08, year over year
•Adjusted EBITDA1 of $65.2 million, up $12.9 million, year over year
1 The reconciliations of Non-U.S. GAAP (“GAAP”) measures to the respective most comparable GAAP measures are provided in the section titled Reconciliation of Non-GAAP to GAAP Financial Measures below.
“The fourth quarter capped a great year. Full year revenues grew 31 percent from 2021 with record Adjusted EBITDA of $312 million, up 16 percent,” said Corning Painter, Orion’s chief executive officer. “The team achieved this despite high inflation, uncertain energy supplies, significantly adverse foreign exchange rates, and the war in Ukraine. More importantly, we have positioned ourselves to thrive in 2023 with what we believe will be sustained higher rubber carbon black margins. It should be a pivotal year for Orion and our shareholders.”

Jeff Glajch, Orion’s chief financial officer added, “We are well on our way to completing our $50 million share buyback. We have purchased in excess of $15 million of shares since initiating the program in the fourth quarter of 2022. In 2023, we are well positioned to expand free cash flow of approximately $100 million, grow Adjusted EBITDA to between 12 and 22 percent and reduce our debt ratios.”

ORION ENGINEERED CARBONS
Fourth Quarter 2022 Overview:

(In millions, except per share data or stated otherwise)	Q4 2022	Q4 2021	Y/Y Change	Y/Y Change in %
Volume (kmt)	215.1	223.1	(8.0)	(3.6%)
Net sales	462.1	392.7	69.4	17.7%
Gross profit	96.7	75.3	21.4	28.4%
Gross profit per metric ton	449.6	337.5	112.1	33.2%
Income from operations	36.0	12.9	23.1	179.1%
Net income	12.2	1.1	11.1	1009.1%
Adjusted EBITDA (1)	65.2	52.3	12.9	24.7%
Basic EPS	0.20	0.02	0.18	900.0%
Diluted EPS	0.20	0.01	0.19	1900.0%
Adjusted EPS(1)	0.26	0.18	0.08	44.4%
(1)The reconciliations of these non-GAAP measures to the respective most comparable GAAP measures are provided in the section titled Reconciliation of Non-GAAP Financial Measures.

Volumes decreased by 8.0 kmt, year over year, reflecting customer destocking, a slowing economy and supply chain challenges, mainly impacting specialty volumes.
Net sales increased by $69.4 million, or 17.7%, year over year, driven primarily by improved base pricing, passing through higher feedstock costs, favorable product mix in both segments and higher volume in Rubber Carbon Black segment. Those were partially offset by lower volume in the Specialty Carbon Black segment and unfavorable foreign currency translation impacted both segments. Increased cogeneration revenue, a by-product, also benefited both segments.
Gross profit increased by $21.4 million, or 28.4%, year over year, primarily driven by pricing measures, favorable product mix in both segments and higher volume in Rubber Carbon Black segment. Those were partially offset by lower volume in the Specialty Carbon Black segment.
Income from operations increased by $23.1 million, or 179.1%, to $36.0 million, year over year, driven by pricing measures, favorable product mix in both segments, higher volume in Rubber Carbon Black segment and higher cogeneration revenue. Those were partially offset by lower volume in the Specialty Carbon Black segment and higher fixed costs.
Adjusted EBITDA increased by $12.9 million, or 24.7%, to $65.2 million, year over year, primarily due to pricing measures, favorable product mix in both segments and higher volume in Rubber Carbon Black segment. Those were partially offset by lower volume in the Specialty Carbon Black segment, unfavorable impact of foreign currency translation and higher fixed costs.

ORION ENGINEERED CARBONS
Quarterly Business Segment Results

SPECIALTY CARBON BLACK

(In millions, unless stated otherwise)	Q4 2022	Q4 2021	Y/Y Change	Y/Y Change in %
Volume (kmt)	46.7	59.8	(13.1)	(21.9)%
Net sales	146.3	147.6	(1.3)	(0.9)%
Gross profit	37.7	39.6	(1.9)	(4.8)%
Gross profit per metric ton	807.3	662.2	145.1	21.9%
Adjusted EBITDA	24.9	30.3	(5.4)	(17.8)%
Adjusted EBITDA/metric ton	533.2	506.7	26.5	5.2%
Adjusted EBITDA margin (%)	17.0%	20.5%	(350)bps	(17.1)%
Specialty volumes decreased by 13.1 kmt, or 21.9%, year over year, reflecting customer destocking and lower demand, primarily in polymers, related to the weakening economy.
Specialty Adjusted EBITDA decreased by $5.4 million, or 17.8%, to $24.9 million, year over year, primarily due to lower volume, unfavorable impact of foreign currency translation and higher fixed costs.
Year over year, Adjusted EBITDA margin decreased 350 basis points to 17.0%.

RUBBER CARBON BLACK

(In millions, unless stated otherwise)	Q4 2022	Q4 2021	Y/Y Change	Y/Y Change in %
Volume (kmt)	168.4	163.3	5.1	3.1%
Net sales	315.8	245.1	70.7	28.8%
Gross profit	59.0	35.7	23.3	65.3%
Gross profit per metric ton	350.4	218.6	131.8	60.3%
Adjusted EBITDA	40.3	22.0	18.3	83.2%
Adjusted EBITDA/metric ton	239.3	134.7	104.6	77.6%
Adjusted EBITDA margin (%)	12.8%	9.0%	380bps	42.2%
Rubber Carbon Black volumes rose by 5.1 kmt, or 3.1%, year over year, reflecting the startup of our most recent air emission controls system compared to what we experienced last year.
Net sales increased by $70.7 million, or 28.8%, to $315.8 million, year over year, primarily due to pricing and the impact of passing through higher feedstock costs and higher volume, partially offset by unfavorable product mix.
Rubber Adjusted EBITDA increased by $18.3 million, or 83.2%, to $40.3 million, year over year, driven by pricing, passing through higher feedstock costs and higher volume, partially offset by unfavorable impact of foreign currency translation and higher fixed costs.
Adjusted EBITDA margin rose 380 basis points to 12.8%, year over year.
Liquidity
As of December 31, 2022. the Company had liquidity of $292.2 million, including cash and equivalents of $60.8 million, $165.9 million in availability remaining under our revolving credit facility, including ancillary lines, $25.0 million undrawn on the term-loan for Huaibei, China, and $40.5 million under other available credit lines. Net debt was $858.9 million and net leverage was 2.75x.

ORION ENGINEERED CARBONS
Outlook
“For full year 2023, despite all the uncertainties in the global economy, we are projecting an Adjusted EBITDA range of $350 million to $380 million, up 17 percent at the midpoint compared with 2022. Additionally, we are projecting full year 2023 Adjusted EPS of $2.30 to $2.60, up 25 percent at the midpoint. We expect free cash flow of approximately $100 million in 2023. This is a clear step towards realizing our 2025 goal of a mid-cycle Adjusted EBITDA earnings capacity of $500 million. On a full year basis, we are assuming foreign exchange at a rate equivalent to 2022 ($1.05/Euro) and Brent oil prices of $80 per barrel in our base guidance range. Compared to a quarter ago, we anticipate a slight weakening in miles driven but greater improvement in our specialty markets,” Mr. Painter concluded.
Conference Call
As previously announced, Orion will hold a conference call tomorrow, Friday, February 17, 2023, at 8:30 a.m. (EDT). The dial-in details for the live conference call are as follow:

U.S. Toll Free:	1-877-407-4018
International:	1-201-689-8471
A replay of the conference call may be accessed by phone at the following numbers through February 24, 2023:

U.S. Toll Free:	1-844-512-2921
International:	1-412-317-6671
Conference ID:	13735260
Additionally, an archived webcast of the conference call will be available on the Investor Relations section of the company’s website at www.orioncarbons.com.
To learn more about Orion, visit the company’s website at www.orioncarbons.com, where we regularly post information including notification of events, news, financial performance, investor presentations and webcasts, non-GAAP reconciliations, SEC filings and other information regarding our company, its businesses and the markets it serves.
About Orion Engineered Carbons
Orion Engineered Carbons (NYSE: OEC) is a leading global supplier of carbon black, a solid form of carbon produced as powder or pellets. The material is made to customers’ exacting specifications for tires, coatings, ink, batteries, plastics and numerous other specialty, high-performance applications. Carbon black is used to tint, colorize, provide reinforcement, conduct electricity, increase durability and add UV protection. Orion has innovation centers on three continents and 14 plants worldwide, offering the most diverse variety of production processes in the industry. The company’s corporate lineage goes back more than 160 years to Germany, where it operates the world’s longest-running carbon black plant. Orion is a leading innovator, applying a deep understanding of customers’ needs to deliver sustainable solutions. For more information, please visit orioncarbons.com.
Cautionary Statement for the Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995
This document contains and refers to certain forward-looking statements with respect to our financial condition, results of operations and business, including those in the “Outlook” and “Quarterly Business Segment Results” sections above. These statements constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are statements of future expectations that are based on

ORION ENGINEERED CARBONS
management’s current expectations and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in these statements. Forward-looking statements include, among others, statements concerning the potential exposure to market risks, statements expressing management’s expectations, beliefs, estimates, forecasts, projections and assumptions and statements that are not limited to statements of historical or present facts or conditions. Forward-looking statements are typically identified by words such as “anticipate,” "assume," “assure,” “believe,” “confident,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “objectives,” “outlook,” “probably,” “project,” “will,” “seek,” “target” “to be,” and other words of similar meaning.
These forward-looking statements include, without limitation, statements about the following matters: • our strategies for (i) strengthening our position in Specialty Carbon Black or Rubber Carbon Black, (ii) increasing our Specialty or Rubber Carbon Black margins and (iii) strengthening the competitiveness of our operations; • our cash flow projections; • the installation and operation of pollution control technology in our United States (“U.S.”) manufacturing facilities pursuant to the U.S. Environmental Protection Agency (“EPA”) consent decree described herein; • the outcome of any in-progress, pending or possible litigation or regulatory proceedings; the expectations regarding environmental-related costs and liabilities; • the expectations regarding the performance of our industry and the global economy, including with respect to foreign currency rates; • the sufficiency of our cash on hand and cash provided by operating activities and borrowings to pay our operating expenses, satisfy our debt obligations and fund capital expenditures; • the ability to pay dividends; • the ability to have access to new debt providers; • our anticipated spending on, and the timely completion and anticipated impacts of, capital projects including growth projects, emission reduction projects and the construction of new plants; • our projections and expectations for pricing, financial results and performance in 2023 and beyond; • the status of contract negotiations with counterparties and the impact of new contracts on our growth; • the implementation of our natural gas and other raw material consumption reduction contingency plan; • the demand for our specialty products; • our expectation that the markets we serve will continue to remain stable or grow; and • out ability to mitigate the impacts of the outbreak of COVID-19 and variances thereof;
All these forward-looking statements are based on estimates and assumptions that, although believed to be reasonable, are inherently uncertain. Therefore, undue reliance should not be placed upon any forward-looking statements. There are important factors that could cause actual results to differ materially from those contemplated by such forward-looking statements. These factors include, among others: • the negative or uncertain worldwide economic conditions and developments; • the volatility and cyclicality of the industries in which we operate; • the operational risks inherent in chemicals manufacturing, including disruptions due to technical facilities, severe weather conditions or natural disasters; • our dependence on major customers and suppliers; • the unanticipated fluctuations in demand for our specialty products, including due to factors beyond our control; • our ability to compete in the industries and markets in which we operate; • our ability to address changes in the nature of future transportation and mobility concepts which may impact our customers and our business; • our ability to develop new products and technologies successfully and the availability of substitutes for our products; • our ability to implement our business strategies; • our ability to respond to changes in feedstock prices and quality; • our ability to realize benefits from investments, joint ventures, acquisitions or alliances; our ability to negotiate with counterparties on terms satisfactory to us and the satisfactory performance by such counterparties of their obligations to us as well as our ability to meet our performance obligations towards such counterparties; • our ability to realize benefits from planned plant capacity expansions and site development projects and the impact of potential delays to such expansions and projects; • our information technology systems failures, network disruptions and breaches of data security; • our relationships with our workforce, including negotiations with labor unions, strikes and work stoppages; • our ability to recruit or retain key management and personnel; • our exposure to political or country risks inherent in doing business in some countries; • any and all impacts from the Russian war against Ukraine and/or any escalation thereof as well as related energy shortages or other economic or physical impairments or disruptions; • the geopolitical events in the European Union (“EU”), relations amongst the EU member states as well as future relations between the EU and other countries and organizations; • the environmental, health and safety regulations, including nanomaterial and greenhouse gas emissions regulations, and the related costs of maintaining compliance and addressing liabilities; • the possible future investigations and enforcement actions by governmental, supranational agencies or other organizations; • our operations as a company in the chemical sector, including the related risks of leaks, fires and toxic releases; • the market and regulatory changes that may affect our ability to sell or otherwise benefit from co-generated energy; • any litigation or legal proceedings, including product liability, environmental or asbestos related claims; • our ability to protect our intellectual property rights and know-how; • our ability to generate the funds required to service our debt and finance our operations; • any fluctuations in foreign currency exchange and interest rates; • the availability and efficiency of hedging; • any changes in international and local economic conditions, including with regard to the dollar and the euro, dislocations in credit and capital markets and inflation or deflation; the effects of the COVID-19 pandemic on our business and results of operations; • the potential impairments or write-offs of certain assets; • any required increases in our pension fund contributions; • the adequacy of our insurance coverage; • any changes in our jurisdictional earnings mix or in the tax laws or accepted interpretations of tax laws in those jurisdictions; • any challenges to our decisions and assumptions in assessing and complying with our tax obligations; and • the potential difficulty in obtaining or enforcing judgments or bringing legal actions against

ORION ENGINEERED CARBONS
Orion Engineered Carbons S.A. (a Luxembourg incorporated entity) in the U.S. or elsewhere outside Luxembourg; and • any current or future changes to disclosure requirements and obligations, related audit requirements and our ability to comply with such obligations and requirements.
You should not place undue reliance on forward-looking statements. We present certain financial measures that are not prepared in accordance with U.S. GAAP and may not be comparable to other similarly titled measures of other companies. These non-U.S. GAAP measures are Adjusted EBITDA, Adjusted EPS, Net debt and Capital expenditures. Adjusted EBITDA, Adjusted EPS and Net debt are not measures of performance under U.S. GAAP and should not be considered in isolation or construed as substitutes for Net sales, consolidated profit (loss) for the period, Income from operations, Gross profit or other U.S. GAAP measures as an indicator of our operations in accordance with U.S. GAAP. For a reconciliation of these non-U.S. GAAP financial measures to the most directly comparable U.S. GAAP measures, see table titled Reconciliation of Non-GAAP to GAAP Financial Measures.
Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include those factors detailed under the captions “Cautionary Statement for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995” and “Risk Factors” in our Annual Report in Form 10-K for the year ended December 31, 2022 and in Note Q. Commitments and Contingencies to our audited Consolidated Financial Statements regarding contingent liabilities, including litigation. It is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement - including those in the “Outlook” and “Quarterly Business Segment Results” sections above - as a result of new information, future events or other information, other than as required by applicable law.
Reconciliation of Non-GAAP Financial Measures
We present certain financial measures that are not prepared in accordance with GAAP or the accounting standards of any other jurisdiction and may not be comparable to other similarly titled measures of other companies. For a reconciliation of these non-GAAP financial measures to their nearest comparable GAAP measures, see section Reconciliation of Non-GAAP Financial Measures below.
These non-GAAP measures include, but are not limited to, Gross profit per metric ton, Adjusted EBITDA, Net Working Capital, Capital Expenditures, Segment Adjusted EBITDA Margin (in percentage), Discretionary Cash Flow and Free Cash Flow.
We define Gross profit per metric ton as Gross profit divided by volume measured in metric tons. We define Adjusted EBITDA as Income from operations before depreciation and amortization, share-based compensation, and non-recurring items (such as, restructuring expenses, consulting fees related to Company strategy, legal settlement gain, etc.) plus Earnings in affiliated companies, net of tax. We definite Net Working Capital as Inventories, net plus Accounts receivable, net minus Accounts payable. We define Net debt as Total debt per Consolidated Balance Sheets plus Deferred debt issuance cost - Term loans minus Cash and cash equivalents. We define Capital Expenditures as Cash paid for the acquisition of intangible assets and property, plant and equipment. We define Segment Adjusted EBITDA Margin (in percentage) as Segment Adjusted EBITDA divided by segment revenue. We define Discretionary Cash Flow as Adjusted EBITDA less capital expenditures for maintenance and EPA less cash paid for interest and taxes. We define Free Cash Flow as Adjusted EBITDA less Total Capital Expenditures and cash paid for dividends, interest, and taxes.
Adjusted EBITDA is used by our chief operating decision maker (“CODM”) to evaluate our operating performance and to make decisions regarding allocation of capital, because it excludes the effects of items that have less bearing on the performance of our underlying core business. We use this measure, together with other measures of performance under GAAP, to compare the relative performance of operations in planning, budgeting and reviewing our business. We believe these measures are useful measures of financial performance in addition to Net income, Income from operations and other profitability measures under GAAP, because they facilitate operating performance comparisons from period to period. By eliminating potential differences in results of operations between periods caused by factors such as depreciation and amortization methods, historic cost and age of assets, financing and capital structures and taxation positions or regimes, we believe that Adjusted EBITDA provides a useful additional basis for evaluating and comparing the current performance of the underlying operations. In addition, we believe these non-GAAP measures aid investors by providing additional insight into our operational performance and help clarify trends affecting our business.

ORION ENGINEERED CARBONS
However, other companies and analysts may calculate non-GAAP financial measures differently, so making comparisons among companies on this basis should be done carefully. Non-GAAP measures are not performance measures under GAAP and should not be considered in isolation or construed as substitutes for Net sales, Net income, Income from operations, Gross profit and other GAAP measures as an indicator of our operations in accordance with GAAP.
We are not able to reconcile the forward-looking non-GAAP financial measures to the closest corresponding GAAP measure without unreasonable efforts because we are unable to predict the ultimate outcome of certain significant items. These items include, but are not limited to, significant legal settlements, tax and regulatory reserve changes, restructuring costs and acquisition and financing related impacts.

ORION ENGINEERED CARBONS
Reconciliation of Non-GAAP to GAAP Financial Measures
The following tables present a reconciliation of each of Adjusted EBITDA and Adjusted EPS to the most directly comparable GAAP measure:
Reconciliation of Net income to Adjusted EBITDA:

Reconciliation of profit	Fourth Quarter		Year Ended December 31,
(In millions)	2022	2021	2022	2021

Net income	$12.2	$1.1	$106.2	$134.7
Add back Income tax expense	13.2	3.2	51.5	51.7
Add back Earnings in affiliated companies, net of tax	(0.2)	(0.2)	(0.5)	(0.7)
Income before earnings in affiliated companies and income taxes	25.2	4.1	157.2	185.7
Add back Interest and other financial expense, net	10.8	7.6	39.9	38.0
Add back Reclassification of actuarial losses from AOCI	—	1.2	—	4.8
Income from operations	36.0	12.9	197.1	228.5
Add back Depreciation of property, plant and equipment and amortization of intangible assets and right of use assets	25.8	29.5	105.7	104.1
EBITDA	61.8	42.4	302.8	332.6
Earnings in affiliated companies, net of tax	0.2	0.2	0.5	0.7
Gain related to litigation settlement	—	—	—	(82.9)
Long term incentive plan	2.7	1.8	7.7	5.2
EPA-related expenses	—	—	—	2.3
Environmental reserve accrual	—	7.2	(0.4)	7.2
Other adjustments	0.5	0.7	1.7	3.3
Adjusted EBITDA	$65.2	$52.3	$312.3	$268.4
Reconciliation of Gross profit per metric ton:

	Fourth Quarter		Year Ended December 31,
(In millions, unless otherwise indicated)	2022	2021	2022	2021

Revenue	$462.1	$392.7	$2,030.9	$1,546.8
Cost of sales	(365.4)	(317.4)	(1,582.1)	(1,160.2)
Gross profit	$96.7	$75.3	$448.8	$386.6
Volume (in kmt)	215.1	223.1	962.9	964.3
Gross profit per metric ton	$449.6	$337.5	$466.1	$400.9
Reconciliation of total debt per the Consolidated Balance Sheet to Net debt:

(In millions)	2022

Current portion of long term debt and other financial liabilities	$258.3
Long-term debt, net	657.0
Total debt as per Consolidated Balance Sheets	915.3
Add: Deferred debt issuance costs - Term loans	4.4
Less: Cash and cash equivalents	60.8
Net debt	$858.9

ORION ENGINEERED CARBONS

Adjusted EPS	Fourth Quarter		Year Ended December 31,
(In thousands, except per share amounts)	2022	2021	2022	2021

Net income	$12.2	$1.1	$106.2	$134.7
add back long term incentive plan	2.6	1.8	7.7	5.2
add back EPA-related expenses	—	—	—	2.3
add back environmental reserve	(0.4)	7.2	(0.4)	7.2
add back other adjustment items	1.0	0.7	1.6	3.4
add back reclassification of actuarial losses from AOCI	—	1.2	—	4.8
add back amortization	1.8	1.9	7.1	7.9
less gain related to legal settlement	—	—	—	(82.9)
add back foreign exchange rate impacts	(0.7)	0.7	1.8	5.9
add back amortization of transaction costs	0.5	0.3	1.9	4.1
Tax effect on add back items at estimated tax rate	(1.3)	(4.2)	(5.9)	12.6
Adjusted net income	$15.7	$10.7	$120.0	$105.2

Total add back items	$3.5	$9.6	$13.8	$(29.5)
Impact add back items per share	$0.06	$0.17	$0.23	$(0.48)
Earnings per share (diluted)	$0.20	$0.01	$1.73	$2.21
Adjusted diluted EPS	$0.26	$0.18	$1.96	$1.73

ORION ENGINEERED CARBONS

Consolidated Statements of Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions, except per share amounts)	2022	2021	2022	2021
	Unaudited

Net sales	$462.1	$392.7	$2,030.9	$1,546.8
Cost of sales	365.4	317.4	1,582.1	1,160.2
Gross profit	96.7	75.3	448.8	386.6
Selling, general and administrative expenses	53.9	50.1	227.1	210.4
Research and development costs	5.8	5.6	21.7	22.0
Gain related to litigation settlement	—	—	—	(82.9)
Other expenses, net	1.0	6.7	2.9	8.6
Income from operations	36.0	12.9	197.1	228.5
Interest and other financial expense, net	10.8	7.6	39.9	38.0
Reclassification of actuarial losses from AOCI	—	1.2	—	4.8
Income before earnings in affiliated companies and income taxes	25.2	4.1	157.2	185.7

Income tax expense	13.2	3.2	51.5	51.7
Earnings in affiliated companies, net of tax	0.2	0.2	0.5	0.7
Net income	$12.2	$1.1	$106.2	$134.7

Weighted-average shares outstanding (in thousands):
Basic	60,913	60,736	60,902	60,708
Diluted	61,059	60,917	61,378	60,951
Earnings per share
Basic	$0.20	$0.02	$1.74	$2.22
Diluted	$0.20	$0.01	$1.73	$2.21

ORION ENGINEERED CARBONS
Consolidated Statements of Financial Position

	December 31
	2022	2021
	(In millions, except share amounts)

ASSETS
Current assets
Cash and cash equivalents	$60.8	$65.7
Accounts receivable, net	367.8	288.9
Inventories, net	277.9	229.8
Income tax receivables	5.2	12.1
Prepaid expenses and other current assets	66.8	68.5
Total current assets	778.5	665.0
Property, plant and equipment, net	818.5	707.9
Right-of-use assets	97.6	84.6
Goodwill	73.4	78.0
Intangible assets, net	27.8	36.3
Investment in equity method affiliates	5.0	5.3
Deferred income tax assets	29.1	50.4
Other assets	58.8	3.5
Total non-current assets	1,110.2	966.0
Total assets	$1,888.7	$1,631.0

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$184.1	$195.1
Current portion of long term debt and other financial liabilities	258.3	151.7
Accrued liabilities	44.7	50.9
Income taxes payable	31.3	16.9
Other current liabilities	34.4	34.1
Total current liabilities	552.8	448.7
Long-term debt, net	657.0	631.2
Employee benefit plan obligation	50.0	74.4
Deferred income tax liabilities	70.0	61.8
Other liabilities	99.5	95.2
Total non-current liabilities	876.5	862.6
Stockholders' equity
Common stock
Authorized: 65,035,579 and 65,035,579 shares with no par value
Issued – 60,992,259 and 60,992,259 shares with no par value
Outstanding – 60,571,556 and 60,656,076 shares	85.3	85.3
Treasury stock, at cost, 420,703 and 336,183	(8.8)	(6.3)
Additional paid-in capital	76.4	71.4
Retained earnings	319.0	217.8
Accumulated other comprehensive loss	(12.5)	(48.5)
Total stockholders' equity	459.4	319.7
Total liabilities and stockholders' equity	$1,888.7	$1,631.0

ORION ENGINEERED CARBONS
Consolidated Statements of Cash Flows

	Years Ended December 31,
(In millions)	2022	2021

Cash flows from operating activities:
Net income	$106.2	$134.7
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation of property, plant and equipment and amortization of intangible assets and right of use assets	105.7	104.1
Amortization of debt issuance costs	1.9	4.1
Share-based incentive compensation	7.7	5.2
Deferred tax (benefit) provision	7.2	20.3
Foreign currency transactions	(8.4)	(11.5)
Reclassification of actuarial losses from AOCI	—	4.8
Other operating non-cash items, net	(0.3)	(1.8)
Changes in operating assets and liabilities, net:
Trade receivables	(95.6)	(67.6)
Inventories	(60.1)	(94.9)
Trade payables	9.2	65.0
Other provisions	(3.7)	7.0
Income tax liabilities	20.3	(6.3)
Other assets and liabilities, net	(9.1)	(17.9)
Net cash provided by operating activities	81.0	145.2
Cash flows from investing activities:
Acquisition of property, plant and equipment	(232.8)	(214.7)
Net cash used in investing activities	(232.8)	(214.7)
Cash flows from financing activities:
Proceeds from long-term debt borrowings	47.8	213.4
Repayments of long-term debt	(3.0)	(213.0)
Payments for debt issue costs	(1.5)	—
Cash inflows related to current financial liabilities	223.2	188.4
Cash outflows related to current financial liabilities	(107.7)	(112.6)
Dividends paid to shareholders	(5.0)	—
Repurchase of common stock under Stock Repurchase Program	(4.3)	—
Other financing activities	(0.2)	(2.9)
Net cash provided by financing activities	149.3	73.3
Increase (decrease) in cash, cash equivalents and restricted cash	(2.5)	3.8
Cash, cash equivalents and restricted cash at the beginning of the period	68.5	67.9
Effect of exchange rate changes on cash	(2.6)	(3.2)
Cash, cash equivalents and restricted cash at the end of the period	63.4	68.5
Less restricted cash at the end of the period	2.6	2.8
Cash and cash equivalents at the end of the period	$60.8	$65.7